As filed with the Securities and Exchange Act on January 5, 2015

Registration No. 333-112384

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

PIPER JAFFRAY COMPANIES
(Exact Name of Registrant as Specified in its Charter)

Delaware	30-0168701
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

800 Nicollet Mall, Suite 1000
Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

PIPER JAFFRAY COMPANIES
RETIREMENT PLAN
(Full title of the plan)

John W. Geelan
General Counsel and Secretary
Piper Jaffray Companies
800 Nicollet Mall, Suite 1000
Minneapolis, Minnesota 55402
(Name and address of agent for service)

(612) 303-6000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer: ☑	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-112384) (the “Registration Statement”) filed by Piper Jaffray Companies (the “Company”) with the Securities and Exchange Commission on January 30, 2004. The Registration Statement registered an aggregate of (i) 2,000,000 shares of the Company’s common stock, $.01 par value per share (“Common Stock”), and an indeterminate amount of plan participation interests to be offered and sold pursuant to the Company’s Retirement Plan (the “Plan”).
As of December 31, 2014, the Plan was amended to eliminate Common Stock as an investment option for future contributions to the Plan and for account balance transfers within the Plan. As a result, in accordance with the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to remove from registration any remaining shares of Common Stock and all Plan participation interests that were registered for issuance pursuant to the Registration Statement and that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan participation interests.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 5, 2015.

PIPER JAFFRAY COMPANIES

By:	/s/ Andrew S. Duff
Name: Andrew S. Duff
Title: Chairman and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 5, 2015.

PIPER JAFFRAY COMPANIES RETIREMENT PLAN

By:	Piper Jaffray Companies Retirement Plan Administrator

By:	/s/ Christine N. Esckilsen
Christine N. Esckilsen, Authorized Signatory